TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

Fund:       U S Small Co Opportunities   Security:Equity Office Properties Trust
                                                  Common Stock
Issuer:     Eagle Geophysical, Inc

REQUIRED INFORMATION                              APPLICABLE RESTRICTION

1 .     Offering Date          8/5/97             None

2.      Total Size of Offering 99,960,000         None

3.      Unit Price of Offering  17.00             None

4.      Underwriting Spread      1.19             Morgan Guaranty determination
                                                  must be made

5.      Years of Issuer's Operations    4         Must be at least three*

6.      Underwriting                 firm         Must be firm

7.      Trade Date                 8/5/97         No later than 1 day after #1

8. Portfolio Assets on Trade Date  31,951,417     None

9.      Price Paid per Unit         17.00         Must not exceed #3  ($17.00)

10.Total Price Paid by Portfolio   30,600         Must not exceed #8 x 3%
                                                  ($958,542.51)

11.Total Price Paid by Portfolio plus            If less than $500,000, must not
    Total Price  Paid for  same sec -             not exceed #2 x 10% ( N/A),
    urities by associated Funds    540,600        otherwise must not exceed
                                                  #2  x 4% ( 3,998,400)

12.     List of Underwriters from whom            Must not include  Morgan
        Portfolio purchased                       Guaranty or affiliates **
                                                  Prudential Securties, Inc.


      Morgan Guaranty has no reason to believe that the underwriting commission, spread or profit is not reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                                  /s/Barry Mullen
                                                  Compliance Officer

      * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


      List of Underwriters or Dealer from whom Portfolio purchased:
                  Prudential Sec's.
                  Simmons & Co.